Exhibit 99.1

Allison Transmission Senior Vice President, Product Engineering & Planning, Randall R. Kirk to Retire August 6, 2021

INDIANAPOLIS, May 24, 2021 – Randall R. Kirk, Senior Vice President, Product Engineering & Planning of Allison Transmission Holdings, Inc. (NYSE: ALSN) has announced his retirement effective August 6, 2021.

“Randy has been instrumental in leading innovation in many areas of our business for 45 years,” said David S. Graziosi, Chairman and CEO of Allison Transmission. “His commitment and continuous pursuit to improve our products and processes has been central to delivering the Allison Brand Promise.”

Kirk is retiring after 45 years of service to General Motors Co. and subsequently Allison. He began his career as a General Motors Institute co-op student. Upon graduation from GMI, he served in a number of roles in the Operations and Quality organizations where he led Allison to its first International Standards Organization and Quality System quality certifications. Kirk then assumed the responsibilities of Product Team Leader for several product lines and in 2001 led the Global Customer Support organization. In 2007 Kirk assumed a new role of Executive Director of the Transition Program Manager Office, leading a cross-functional team with responsibilities for the separation from General Motors. Following completion of the divestiture, he was appointed Vice President, Product Engineering, later assuming additional responsibility for program management and product planning.

“Randy has guided the acceleration of our technology innovation and New Product Development initiatives to unprecedented levels,” said Graziosi. “His leadership has generated a robust product portfolio across the On-Highway, Off-Highway, and Defense end-markets, including electrified propulsion solutions.”

Kirk also championed investments in two significant technology facilities in order to accelerate product development. In 2020 a state-of-the-art Vehicle Environment Test center was launched providing comprehensive bespoke capability for commercial vehicle testing in a variety of environmental, road, and duty cycle simulation conditions. The Allison Innovation Center is nearing completion and is expected to open in early 2022 to allow consolidation of Allison’s product engineering groups and facilitate internal and external collaboration for technology and product co-development.

Randy graduated from GMI earning a bachelor’s degree in mechanical electrical engineering and received his master’s degree in business administration from Indiana University.

“Randy has been dedicated to the success of Allison Transmission,” said Graziosi. “He has positioned the organization for continued future success. I wish Randy and his family all the best in his well-earned retirement.”

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About Allison Transmission

Allison Transmission (NYSE: ALSN) is a leading designer and manufacturer of vehicle propulsion solutions for commercial and defense vehicles, the largest global manufacturer of medium- and heavy-duty fully automatic transmissions, and a leader in electrified propulsion systems that Improve the Way the World Works. Allison products are used in a wide variety of applications, including on-highway trucks (distribution, refuse, construction, fire and emergency), buses (school, transit and coach), motorhomes, off-highway vehicles and equipment (energy, mining and construction applications) and defense vehicles (tactical wheeled and tracked). Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA. With a presence in more than 150 countries, Allison has regional headquarters in the Netherlands, China and Brazil, manufacturing facilities in the USA, Hungary and India, as well as global engineering resources, including electrification engineering centers in Indianapolis, Indiana, Auburn Hills, Michigan and London in the United Kingdom. Allison also has more than 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Contacts

Claire Gregory

Director, Global External Communications

Claire.Gregory@allisontransmission.com

(317) 694-2065